Exhibit 4.50
Addendum No. 1 to the Share Purchase Agreement
by and between
Maxima International Co.
and
Gramos Shipping Company Inc.
This Addendum No. 1 (this "Addendum") to the Share Purchase Agreement (the "SPA"), dated March 30, 2017, is entered into as of June 14, 2017, by and between Maxima International Co., a Marshall Islands corporation (the "Seller") and Gramos Shipping Company Inc., a Marshall Islands corporation (the "Buyer"). The Seller and the Buyer are sometimes referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the SPA.
WHEREAS, pursuant to the SPA, the Buyer previously purchased from the Seller 245 Shares in ECO Nine Inc., a Marshall Islands corporation (the "Company"), representing 49% of the then issued and outstanding capital stock of the Company, for an aggregate purchase price of Three Million Five Hundred U.S. Dollars (US $3,500,000).
WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, an additional five (5) Shares of the Company (the "Additional Investment Shares"), representing 1% of the issued and outstanding capital stock of the Company, on the same terms and conditions as contained in the SPA, as modified by this Addendum (such transaction, the "Additional Purchase and Sale"), such that, immediately following the consummation of the Additional Purchase and Sale, the Buyer will own a 50% interest in the Company and the Seller will own a 50% interest in the Company.
NOW, THEREFORE, in consideration of the respective representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.
The Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, the Additional Investment Shares on the same terms and conditions as contained in the SPA, as modified by this Addendum.

2.
The consummation of the Additional Purchase and Sale (the "Additional Closing") shall take place at the offices of Central Mare Inc., on the date hereof or on such later date as may be mutually agreed upon by the Parties (the "Additional Closing Date"), but in no event later than June 30, 2017.

3.
On the Additional Closing Date, subject to the terms and conditions herein contained, the Seller shall sell, convey, transfer, assign and deliver to the Buyer the Additional Investment Shares free and clear of any and all Liens, together with any necessary assignment documents in form and substance as reasonably requested by the Buyer, and, in consideration therefor, the Buyer shall pay the aggregate purchase price of Seventy One Thousand Four Hundred Twenty Eight and Fifty Seven U.S. Dollars (US$71,428.57), by wire transfer or by delivery of other immediately available funds to the account specified in Section 1.2 of the SPA.
4.
With respect to the Additional Purchase and Sale, (i) the Representations and Warranties of the Seller contained in Article II of the SPA and the Representations and Warranties of the Buyer contained in Article III of the SPA shall be true and correct as of the date hereof and as of the Additional Closing Date, (ii) the Covenants contained in Article IV of the SPA shall be made as of the date hereof, (iii) the Conditions to Closing contained in Article V of the SPA shall be satisfied at or prior to the Additional Closing Date (unless waived in accordance with the terms of the SPA), and (iv) the miscellaneous provisions of Article VI of the SPA shall apply, in each case, substituting the terms "Closing," "Closing Date" and "Investment Shares" therein with the terms "Additional Closing," "Additional Closing Date," and "Additional Investment Shares," respectively.

5.	Except as set forth in this Addendum, all other terms, conditions, and agreements contained in the SPA shall remain in full force and effect.
6.	This Addendum shall be governed by, and interpreted in accordance with, the laws of the State of New York.
7.	This Addendum may be executed in any number of counterparts, each of which shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum as of the date first written above.
BUYER

GRAMOS SHIPPING COMPANY INC.

By:	/s/ Alexandros Tsirikos
Name:	Alexandros Tsirikos
Title:	Director

SELLER

MAXIMA INTERNATIONAL CO.

By:	/s/ Alexandros Economou
Name:	Alexandros Economou For and on behalf of Global Servus Limited
Title:	President/Treasurer/Director